Exhibit 10.1

GREEN MOUNTAIN POWER CORPORATION

$30,000,000

First Mortgage Bonds, 6.53% Series due August 1, 2036

_______________________________

BOND PURCHASE AGREEMENT

_______________________________

Dated July 27, 2006

TABLE OF CONTENTS

1.	Authorization of Bonds	1
2.	Sales and Purchase of Bonds	1
3.	Closing	1
4.	Conditions to Closing	2
	4.1. Conditions to Purchaser’s Obligations	2
	4.2. Conditions to Company’s Obligation	4
5.	Representations and Warranties, etc	4
	5.1. Incorporation, Standing, etc	4
	5.2. Subsidiaries	5
	5.3. Qualification	5
	5.4. Business; Financial Statements	5
	5.6. Tax Returns and Payments	6
	5.7. Title of Properties	6
	5.8. Property Subject to the Lien of the Indentures, etc.	6
	5.9. Franchises, etc.; Power Contracts	6
	5.10. Litigation, etc.	7
	5.11. Compliance with Other Instruments, etc.	8
	5.12. Governmental Consent	8
	5.13. Offer of Bonds	8
	5.14. Use of Proceeds	9
	5.15. Federal Reserve Regulations	9
	5.16. Compliance with ERISA	9
	5.17. Foreign Assets Control Regulations, etc.	10
	5.18. Bonds Comply with Indentures; Rank of Bonds	11
	5.19. Disclosure	11
	5.20. Indebtedness	11
6	Representations and Warranties by Purchasers	11
	6.1. Purchase for Investment	11
	6.2. Source of Funds	12
7.	Accounting, Financial Statements and Other Information	13
8.	Inspection	16
9.	Additional Agreements of the Company	16
	9.1. Home Office Payment, etc.	16
	9.2. Mutilated, etc., Bonds	16
	9.3. Power Contracts	17
	9.4. Denomination of Bonds	17
	9.5. Proration, etc.	17
10.	Expenses, etc	17
11.	Survival of Representations and Warranties	18
12.	Notices, etc.	18
13.	Substitution of Purchaser	18
14.	Exchange of Bonds	18
15.	Miscellaneous	19

SCHEDULE A Information Relating to Purchasers

EXHIBIT A Form of Supplemental Counsel for the Company

EXHIBIT B1 Opinion of Special Counsel for the Company

EXHIBIT B2 Opinion of Counsel for the Company

EXHIBIT B3 Opinion of Special Maine Counsel for the Company

EXHIBIT B4 Opinion of Special Massachusetts Counsel for the   Company

EXHIBIT B5 Opinion of Special Counsel for the Purchasers

Green Mountain Power Corporation

163 Acorn Lane

Colchester, Vermont 05446

First Mortgage Bonds, 6.53% Series due August 1, 2036

July 27, 2006

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A

Dear Sirs:

Green Mountain Power Corporation, a Vermont corporation (the “Company”) agrees with each of the purchasers listed in the attached Schedule A (such purchasers, together, referred to herein as “you” or the “Purchasers” and individually as a “Purchaser”) as follows:

1.  Authorization of Bonds. The Company has authorized the issue and sale of $30,000,000 aggregate principal amount of its First Mortgage Bonds, 6.53% Series due August 1, 2036 (the “Bonds”), to be issued under and secured as provided in the Company’s Indenture of First Mortgage and Deed of Trust (the “Original Indenture”), dated as of February 1, 1955, to The Bank of New York, as successor to United States Trust Company of New York, successor to The Chase Manhattan Bank (National Association), successor to The Chase National Bank of the City of New York, as trustee (the “Trustee”), as previously supplemented and modified by seventeen supplemental indentures and as to be further supplemented and modified by an Eighteenth Supplemental Indenture (the “Eighteenth Supplemental Indenture”), to be dated as of July 1, 2006 and to be substantially in the form of Exhibit A attached hereto. As used herein, “Indenture” shall mean the Original Indenture, as previously supplemented and modified by seventeen supplemental indentures and as further supplemented and modified by the Eighteenth Supplemental Indenture. The Bonds shall be issuable in fully registered form only, shall mature on August 1, 2036, shall bear interest at the rate of 6.53% per annum, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2007, shall be subject to redemption as provided in the Eighteenth Supplemental Indenture and shall be in the form established pursuant to the Eighteenth Supplemental Indenture. As provided in the Eighteenth Supplemental Indenture, the Bonds originally issued to you thereunder shall be dated, and shall bear interest from, the date of their original issue on the date of the Closing referred to in section 3. References to a “Schedule” or “Exhibit”, unless otherwise specified, are to a Schedule or Exhibit to this Agreement.

2.  Sale and Purchase of Bonds. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, in two tranches at the Initial Closing and the Second Closing provided for in section 3, Bonds in the principal amount specified opposite such Purchaser’s name in Schedule A at a purchase price equal to 100% of the face principal amount thereof.

3.  Closings. The sale of the Bonds to be purchased by you shall take place at the offices of Hunton & Williams, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York City time, in two installments (i) on August 3, 2006, or on such other business day thereafter on or prior to August 31, 2006 as may be agreed upon by the Company and you (the "Initial Closing"), and (ii) on December 1, 2006, or on such other business day thereafter on or prior to December 31, 2006 as may be agreed upon by the Company and you (the "Second Closing" -- the Initial Closing and the Second Closing being sometimes herein referred to collectively as the "Closings" and each individually as a "Closing"). At each Closing, the Company will deliver to each Purchaser the Bonds in the principal amount to be purchased by each Purchaser in the form of a single Bond (or such greater number of Bonds as such Purchaser may request) dated the date of such Closing, duly authenticated by the Trustee and registered in the name of such Purchaser (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price for the Bonds being purchased by such Purchaser at such Closing. If at the Closing the Company shall fail to tender such Bonds to you as provided in this section 3, or any of the conditions specified in section 4.1 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.  Conditions to Closing.

4.1.  Conditions to Purchaser’s Obligations. Your obligation to purchase and pay for the Bonds to be sold to you at each Closing is subject to the fulfillment to your satisfaction, prior to or at each Closing, of the following conditions:

(a)  The representations and warranties of the Company contained in this Agreement shall be correct when made and at the time of such Closing, except as affected by the consummation of such transactions.

(b)  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and at the time of such Closing the Indenture shall be in full force and effect and no condition or event shall exist that constitutes or that, after notice or lapse of time or both, would constitute a “default” (as defined in the Indenture).

(c)  The Company shall have delivered to you an Officers’ Certificate, dated the date of such Closing, certifying that the conditions specified in subdivisions (a) and (b) of this section 4.1 have been fulfilled. As used in this Agreement, the term “Officers’ Certificate” shall mean a certificate executed on behalf of the Company by its President or one of its Vice Presidents or its Controller and its Treasurer or its Assistant Treasurer or (solely with respect to the Officers’ Certificate delivered pursuant to this clause (c)) its General Counsel.

(d)  You shall have received from (i) Hunton & Williams, special counsel for the Company, (ii) Donald J. Rendall, Jr., Esq., general counsel for the Company, (iii) Verrill & Dana, special Maine counsel for the Company, (iv) Bulkey, Richardson and Gelinas, special Massachusetts counsel for the Company, and (v) Greenberg Traurig LLP, your special counsel in connection with the transactions contemplated by this Agreement, favorable opinions substantially in the forms set forth in Exhibits B1, B2, B3, B4 and B5, respectively, and covering such other matters incident to such transactions as you may reasonably request, each addressed to you, dated the date of such Closing and otherwise satisfactory in substance and form to you.

(e)  The Company and the Trustee shall have duly authorized, executed and delivered the Eighteenth Supplemental Indenture and the Company shall have caused (i) the Eighteenth Supplemental Indenture to have been recorded or filed prior to the first Closing as a real estate mortgage in all places in the States of Vermont and Maine and The Commonwealth of Massachusetts in which recording is necessary to preserve and protect the lien of the Indenture upon any of the properties of the Company specifically described therein as subject to the lien of the Indenture, (ii) all financing and continuation statements under the Uniform Commercial Code with respect to the personal property described in the granting clauses of the Indenture to have been duly filed in all places necessary to perfect and protect the security interest granted by such Indenture to the extent such security can be perfected by the filing of appropriate financing statements, and (iii) all taxes, fees and other charges payable in connection with the execution, delivery and filing of the Eighteenth Supplemental Indenture and such financing and continuation statements and in connection with the issue and sale Bonds to have been paid in full.

(f)  There shall have been issued by the Public Service Board (the “Board”) of the State of Vermont an order consenting to the issuance and sale of the Bonds as contemplated by this Agreement and such order shall be in full force and effect and there shall have been filed with the Department of Telecommunications and Energy of The Commonwealth of Massachusetts (the “MDTE”) a certification by the Board of the Board’s jurisdiction concerning financing of the Company.

(g)  On the date of each Closing your purchase of and payment for the Bonds to be purchased by you (i) shall be permitted by the laws and regulations of each jurisdiction to which you are subject (but without recourse, in the case of any such jurisdiction, to any provision (commonly referred to as a “basket” provision) permitting the investment of an amount not to exceed a specified percentage of your admitted assets in investments other than those expressly permitted by the laws and regulations of such jurisdiction), (ii) shall not violate any applicable law or regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. You shall have received such evidence as you may reasonably request, including an Officers’ Certificate of the Company, to enable you to determine whether such purchase is so permitted. The condition to closing contained in this subdivision (g) with respect to each Closing will be deemed satisfied upon the occurrence of each Closing.

(h)  All corporate and other proceedings in connection with the transactions contemplated by this Agreement, including all proceedings under the Indenture, and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(i)  A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Bonds.

(j)  The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in section 5.4.

4.2.  Conditions to Company’s Obligation. The obligation of the Company to issue, sell and deliver the Bonds to be purchased by you under this Agreement shall be subject to the accuracy of your representations contained in section 6 of this Agreement.

5.  Representations and Warranties, etc. The Company represents and warrants that:

5.1.  Incorporation, Standing, etc.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Vermont and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Eighteenth Supplemental Indenture, to issue and sell the Bonds and to carry out the terms of this Agreement, the Indenture and the Bonds.

(b)  This Agreement, the Eighteenth Supplemental Indenture, the Bonds and each other agreement and instrument executed and delivered by the Company in connection with the issuance, sale and delivery of the Bonds (the “Transaction Documents”) have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Bond and each other Transaction Document will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.2.  Subsidiaries. The Company has no subsidiaries, as such term is defined in Regulation S-X of the Securities and Exchange Commission (“Subsidiaries”), other than four Subsidiaries, the assets and operations of which are not significant to the financial or other condition or the operation of the business of the Company.

5.3.  Qualification. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in the State of Maine and The Commonwealth of Massachusetts, which are the only jurisdictions in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

5.4.  Business; Financial Statements. The Company has delivered to you complete and correct copies of (a) its annual report to stockholders for the fiscal year ended December 31, 2005 (the “Annual Report”), (b) its annual report on Form 10-K for such fiscal year (the “Form 10-K”) as filed with the Securities and Exchange Commission (the “Commission”), (c) its quarterly report on Form 10-Q for the quarter ended March 31, 2006 (the “Quarterly Report”) as filed with the Commission, (d) its Current Reports on Form 8-K dated June 22, 2006, June 19, 2006, May 25, 2006, May 3, 2006, April 5, 2006, March 7, 2006, March 2, 2006, March 1, 2006 and January 4, 2006 (collectively, the “8K Reports”) as filed in the Commission, and (e) a memorandum dated July 5, 2006 prepared by Sovereign Securities Corporation, LLC (the "Placement Agent") for use in connection with the Company’s private placement of the Bonds (such memorandum, including appendices thereto, is herein called the “Memorandum”). The Annual Report, the Form 10-K, the Quarterly Report, the 8-K Reports and the Memorandum are collectively called the "GMP Disclosure Documents”. The Memorandum correctly describes, as of its date, the business then conducted and proposed to be conducted by the Company. There are included in the Form 10-K consolidated financial statements of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2005 and 2004, accompanied in each case by the opinion thereon of Deloitte & Touché LLP, independent public accountants. All financial statements included in the foregoing materials delivered to you (except as otherwise specified therein) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of the Company and its consolidated Subsidiaries as of the respective dates specified and the results of their operations and cash flow for the respective periods specified (subject, in the case of the unaudited financial statements included in the Quarterly Report, to normal year end and audit adjustments).

5.5.  Changes, etc. Since December 31, 2005, (a) except for normal seasonal variations in the business of the Company, the occurrence of events described in the GMP Disclosure Documents and the consummation of the transactions contemplated by this Agreement, there has been no change in the assets, liabilities or financial condition of the Company, other than changes which have not been, either in any case or in the aggregate, materially adverse to the Company, (b) except for normal seasonal variations in the business of the Company and the occurrence of events described in the GMP Disclosure Documents, neither the business, operations or affairs nor any of the properties or assets of the Company have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to the Company and (c) the Company has not directly or indirectly declared, ordered, paid, made or set apart any sum or property for any dividend or any purchase, redemption or other retirement of any shares of stock of the Company except as permitted by the Indenture. The Company has no material obligations or liabilities, contingent or otherwise, except those (i) disclosed or adequately provided for by the financial statements mentioned in section 5.4, (ii) disclosed in the GMP Disclosure Documents, and (iii) relating to the consummation of the transactions contemplated by this Agreement.

5.6.  Tax Returns and Payments. The Company has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon it and any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest. The Federal income tax liabilities of the Company have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through December 31, 2001. The charges, accruals and reserves on the books of the Company in respect of Federal and state income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional Federal or state income taxes for any period.

5.7.  Title to Properties. The Company has title in fee simple, subject only to permitted encumbrances as defined in the Indenture, to all the real estate described or referred to in the Indenture as being subject to the lien thereof, except (i) property heretofore released from the lien of the Indenture in accordance with the terms thereof, (ii) property held under leases and rights of way, easements, riparian rights, flowage rights and property of a similar character, and (iii) certain other properties, titles to which are subject to reservations, encumbrances and minor defects in titles such as are customarily encountered in the public utility business and which do not materially interfere with their use by the Company; and the Company has good and marketable title, subject only to permitted encumbrances as defined in the Indenture, to the other properties described or referred to in the Indenture as being subject to the lien thereof, except property heretofore released from the lien of the Indenture in accordance with the terms thereof.

5.8.  Property Subject to the Lien of the Indenture, etc.

(a)  At the Closing, the physical properties and franchises described in, and subject to the lien of, the Indenture will include all the physical properties and franchises owned by the Company on the date of the Closing and used or useful in its public utility business, except (i) such property as may have been duly released from the lien of the Indenture and (ii) certain other classes of property expressly excepted in the Indenture, and such physical properties and franchises will include substantially all of the physical properties and franchises from which the consolidated operating revenues of the Company set forth in the income statements referred to in section 5.4 were derived.

(b)  At the Closing, the Indenture will constitute a valid first mortgage lien upon the real property then owned by the Company and described in the granting clauses of the Indenture other than classes of property expressly excepted in the Indenture, subject only to permitted encumbrances under the Indenture, and a valid and, to the extent that it may be perfected by filing under the Uniform Commercial Code, perfected security interest in such of the personal property of the Company as is described in the Indenture.

(c)  The Company is not a party to or bound by any contract or agreement or subject to any charter, by-law or other contractual restriction which, in its opinion materially and adversely affects, or insofar as the Company now foresees will in the future materially and adversely affect its business, operations, properties or assets, or its financial condition.

5.9.  Franchises, etc.; Power Contracts.

(a)  The Company owns or possesses all franchises, permits, patents, trademarks, service marks, trade names, copyrights, licenses and authorizations, and all other operating rights, consents, authorizations and orders (collectively, “Franchises”), and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted; all of such Franchises are valid and subsisting and contain no unduly burdensome restriction, condition or limitation; and the Company is not in default in respect of any thereof.

(b)  Each of those agreements (the “Power Contracts”) for the purchase of power listed in the Form 10-K under the caption “Power Resources” and in Note J of the Notes to the Financial Statements contained in the Form 10-K, excluding those which, by their terms as stated in the Form 10-K, have expired, has been duly authorized, executed and delivered by the Company and, to the best of the Company’s knowledge, the other parties thereto and, except as disclosed in the Form 10-K, is in full force and effect, with no default or breach existing thereunder by the Company or, to the best of the Company’s knowledge, by the other parties thereto.

5.10.  Litigation, etc. There is no action, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company (a) which questions the validity of this Agreement, the Indenture or the Bonds or any action taken or to be taken pursuant to this Agreement, the Indenture or the Bonds, or (b) except as disclosed under the heading “Legal Proceedings” in, and in Note H of the Notes to the Financial Statements contained in, the Form 10-K and under the heading “Environmental Matters” in the Quarterly Report, which, so far as the Company can now foresee, would have a substantial possibility of resulting either in any case or in the aggregate, in any adverse change in the business, operations, condition (financial or otherwise), properties or assets of the Company or in any liability on the part of the Company which in any such case would be material to the Company.

5.11.  Compliance with Other Instruments, etc. The Company is not in violation of, and the execution, delivery and performance of the Transaction Documents will not violate, any term of its Restated Articles of Association, as amended, or By-Laws, and is not in violation of, and will not violate, any term of any agreement or instrument to which it is a party or by which it or any of its properties are bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, except as disclosed in the Form 10-K and the Quarterly Report under the caption “Environmental Matters,” the consequences of which violation, so far as the Company can now foresee, would have a substantial possibility of having a materially adverse effect on the business, operations, condition (financial or otherwise), properties or assets of the Company; the execution, delivery and performance of the Transaction Documents will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company to create) any lien (except for that created by the Indenture) upon any of the properties or assets of the Company pursuant to any such term.

5.12.  Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution and delivery of this Agreement or the Eighteenth Supplemental Indenture or the valid offer, issue, sale and delivery of the Bonds pursuant to this Agreement and the Eighteenth Supplemental Indenture except (a) the issue of an order by the Board consenting to the issuance and sale of the Bonds, (b) the recording and filing of the Eighteenth Supplemental Indenture and financing statements pursuant to the Indenture and (c) the filing with the MDTE of a certification (the “Certification”) by the Board of the Board’s regulatory jurisdiction concerning financing of the Company. An order in Docket No. 7184, dated July 13, 2006 (the “Order”), consenting to the issuance and sale of the Bonds has been issued by the Board, the Company has delivered to you complete and correct copies of such order and all supplements, amendments or other filings to or with the Order, the Order is in full force and effect, no proceeding has been instituted to review, suspend, limit, restrict or revoke the Order and the Company has provided you with a copy of a letter by the Department of Public Service of the State of Vermont (the “VDPS”) waiving the right of the VDPS to institute any such proceeding. The Certification has been filed with the MDTE and is in full force and effect.

5.13.  Offer of Bonds. Neither the Company nor the Placement Agent, the only person acting on its behalf in connection with the offering or sale of the Bonds or any similar securities of the Company, has directly or indirectly offered the Bonds or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you and other accredited investors. Neither the Company nor anyone acting on its behalf will offer or sell the Bonds or any part thereof or any similar securities so as to subject the issuance and sale of the Bonds to the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”).

5.14.  Use of Proceeds. The Company will apply the net proceeds of the sale of the Bonds, subject to the provisions of section 5.15, only (i) to partially fund additional capital investment in Vermont Electric Power Company, which owns and operates the bulk transmission system in Vermont, (ii) to repay $14,000,000 of first mortgage bonds maturing in November and December 2006, and (iii) to repay short-term bank borrowings.

5.15.  Federal Reserve Regulations. The Company will not, directly or indirectly, use any of the proceeds of the sale of the Bonds for the purpose, whether immediate, incidental or ultimate, of buying a “margin stock” or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a “margin stock”, or for any other purpose which might violate, in each case Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended (and any successor regulation or law to any thereof), and the Company agrees to execute all instruments which may be necessary from time to time, if any, to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended. No indebtedness being reduced or retired out of the proceeds of the sale of the Bonds was incurred for the purpose of purchasing or carrying any such “margin stock”.

5.16.  Compliance with ERISA.

(a)  Neither any employee pension benefit plan (within the meaning of section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is or has been established or maintained or to which contributions are or have been made by the Company or any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”) (any such employee pension benefit plan being herein called a “Plan”), nor any trust created under any Plan, has been terminated and for which the Company had any liability that has not been satisfied in full. No material liability of the Company to the Pension Benefit Guaranty Corporation or the Internal Revenue Service has been or is expected by the Company to be incurred with respect to any Plan which is or would be materially adverse to the Company.

(b)  The execution and delivery of this Agreement and the Eighteenth Supplemental Indenture and the issue and sale of the Bonds under the Indenture at the Closing will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in section 6.2 of this Agreement as to the source of the funds used to pay the purchase price of the Bonds purchased by you.

(c)  The Company and each trade or business (whether or not incorporated) which is under common control with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such penalties, taxes, liabilities or Liens as would not be individually or in the aggregate material.

(d)  The present value of the aggregate accrued benefits under each of the Plans that is subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such accrued benefits.

(e)  Neither the Company nor its ERISA Affiliates have participated in any Multiemployer Plans, as defined in Section 3(37) of ERISA.

5.17.  Foreign Assets Control Regulations, USAPatriot Act, etc. To the best knowledge of the Company, neither the issue and sale of the Bonds by the Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations or the Iranian Assets Control Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Company is not in violation of any law, rule, regulation (including, without limitation under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, the Trading with the Enemy Act, the foreign assets control regulations of the United States Treasury Department and Executive Order 13224 of September 23, 2001) binding upon it.

5.18.  Bonds Comply with Indenture; Rank of Bonds. The Bonds, when issued and delivered, will comply with the provisions of the Indenture and will be secured equally and ratably with all other bonds issued under the Original Indenture and any indenture supplemental thereto (except insofar as any sinking and improvement fund, depreciation fund or other fund established in accordance with the provisions of the Indenture may afford additional security for the bonds of any specific series).

5.19.  Disclosure. This Agreement, the Memorandum and the other documents, certificates’ and instruments delivered to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company which materially adversely affects or in the future has a substantial possibility (so far as the Company now foresees) of materially adversely affecting the business, operations, condition (financial or otherwise), properties or assets of the Company which has not been set forth in this Agreement or the Memorandum or in the other documents, certificates and instruments delivered to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

5.20.  Indebtedness. Except for the bonds issued under and pursuant to the Indenture, the Company has no indebtedness other than as disclosed in the Memorandum, the Form 10-K and the Quarterly Report. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of the Company or any Subsidiary and no event or condition exists with respect to any indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

6.  Representations and Warranties by Purchasers.

6.1.  Purchase for Investment. Each Purchaser represents that such Purchaser is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension to trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchase represents that such Purchaser is (and each separate account for which such Purchaser may be acting is) an “accredited investor” described in Sections (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act and that it has the ability to evaluate the merits and risks of an investment in the Bonds and the ability to assume the economic risks involved in such an investment. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds. Each Purchaser acknowledges that each Bond will contain a legend to the foregoing effect and agrees that it will only transfer such Bonds in accordance with the transfer restrictions set forth in such legend.

6.2.  Source of Funds. Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a)  the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such Purchaser most recently field with such Purchaser’s state of domcile; or

(b)  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c)  the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate within the meaning of Section V(c)(1) of the QPAM Exemption of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d)  the Source is a governmental plan; or

(e)  the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(g)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If any Purchaser or any subsequent transferee of the Bonds indicates that such Purchaser or such transferee is relying on any representation contained in paragraph (b), (c) or (e) above, the Company shall deliver on the date of the applicable Closing and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at such time and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan. As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.  Accounting, Financial Statements and Other Information. The Company will maintain a system of accounting established and administered in accordance with generally accepted accounting principles and will set aside on its books all such proper reserves as shall be required by generally accepted accounting principles. The Company will deliver to you, so long as you shall be entitled to purchase Bonds under this Agreement or you or your nominee shall be the holder of any Bonds:

(a)  within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, a consolidated balance sheet of the Company its consolidated Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow, of the Company and its consolidated Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified principal financial officer of the Company as presenting fairly, in accordance with generally accepted accounting principles applied (except as specifically set forth therein) basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end and audit adjustments;

(b)  within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and cash flow of the Company and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by the report thereon, not qualified as a result of limitations imposed by the Company on the scope of the audit or as a result of nonconformity with generally accepted accounting principles or auditing standards insofar as may be required by rule or order of any regulatory body having jurisdiction over the Company, of Deloitte & Touche or other independent accountants of recognized national standing selected by the Company;

(c)  together with each delivery of financial statements pursuant to subdivisions (a) and (b) of this section 7, an Officers’ Certificate stating that the signers have reviewed the terms of this Agreement, the Indenture and the Bonds and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event (specifically including any condition or event that would violate the provisions of section 1.04 of the Eighteenth Supplemental Indenture) which constitutes or which, after notice or lapse of time or both, will constitute a “default” (as defined in the Indenture), or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto;

(d)  together with each delivery of consolidated financial statements pursuant to subdivision (b) of this section 7, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and of the Indenture and the Bonds relate to accounting matters and (ii) stating whether, in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence of any condition or event which constitutes or, with or without notice or lapse of time or both, will, constitute a “default” (as defined in the Indenture), and, if so, specifying the nature and period of existence thereof;

(e)  promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim special audit of the books of the Company or any Subsidiary made by such accountants (excluding confidential management reports and any letters, not made available publicly, from the Company’s independent public accountants to management commenting upon the Company’s internal accounting controls);

(f)  promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses (other than any registration statement or prospectus relating to (i) the offering of securities of the Company to stockholders of the Company pursuant to any dividend reinvestment and stock purchase plan or (ii) the offering of securities of the Company or of interests in an employee benefit plan to employees of the Company or any Subsidiary) filed by the Company or any Subsidiary with the Commission or any governmental authority succeeding to any of its functions (other than any of the foregoing or any portion thereof as to which the Company shall have requested confidential treatment from the Commission, unless and until the Commission shall have denied such request) and of all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company and its Subsidiaries;

(g)  with reasonable promptness, such other information and data with to respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested; and

(h)  with reasonable promptness, copies of all certificates, reports and other documents and information delivered by the Company or that the Company causes to be delivered to the Trustee customarily or periodically or pursuant to section 9.06(b), or 9.09 of the Indenture or that you may reasonably request.

8.  Inspection. The Company will permit any authorized representatives designated by you, so long as you shall be entitled to purchase Bonds under this Agreement or you or your nominee shall be the holder of any Bonds, without expense to the Company, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Any information relating to the Company and any Subsidiary obtained by such inspection shall be considered confidential and you and your authorized representatives shall maintain the confidentiality thereof, except (i) such information as was in the public domain when so initially disclosed as evidenced by publication or otherwise, or as thereafter becomes part of the public domain independently of any act of the person performing such inspection, provided, however, that such information did not or does not become part of the public domain through the breach of any confidentiality obligation owing to the Company, (ii) any information the disclosure of which is required by any governmental entity or authority having or claiming jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (iii) disclosure of information in compliance with the duly issued order of any court, or (iv) of such information to the prospective transferee in connection with any contemplated transfer by you of any Bond.

9.  Additional Agreements of the Company.

9.1.  Home Office Payment, etc. So long as you or your nominee shall be the holder of any Bond, and notwithstanding anything contained in such Bond and in the Indenture to the contrary, the Company will pay, or cause the Trustee or any other paying agent appointed by the Company to pay, all sums becoming due on such Bond for principal, premium, if any, and interest by the method and at the address specified for such purpose in Schedule A, or at such other address as you shall have from time to specified to the Company and the Trustee or other paying agent in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that any Bond paid or redeemed in full shall thereafter be surrendered to the Trustee at its principal office. Prior to any sale or other disposition of any Bond held by you or your nominee, you will make a notation thereon of all principal payments previously made thereon and of the date to which interest has been paid or, at your option, you will surrender the same to the Trustee in exchange for a Bond or Bonds aggregating the same principal amount as the unpaid aggregate principal amount of the Bond surrendered. The Company will extend, and will cause the Trustee to extend, the benefits of Section 1.02(B) of the Supplemental Indenture to any institutional investor meeting the requirements of Section 15 hereof which is the direct or indirect transferee of any Bond purchased by you under this Agreement. The Company will cause an executed or conformed copy of this Agreement to be filed with the Trustee pursuant to the fourth paragraph of Section 10.04 of the Original Indenture.

9.2.  Mutilated, etc., Bonds. Notwithstanding any provision of the Indenture or the Bonds to the contrary, if any Bond of which you are the owner is mutilated, destroyed or lost, the affidavit of your Treasurer or any Assistant Treasurer or any Securities Officer setting forth the circumstances with respect to such mutilation, or loss shall be accepted as satisfactory evidence thereof, and no charge, payment of expenses, indemnity or security shall be required as a condition to the execution and delivery by the Company and the authentication by the Trustee of a new Bond in replacement thereof other than your written agreement to indemnify the Company and the Trustee under the Indenture.

9.3.  Power Contracts. So long as you or your nominee holds any of the Bonds, the Company will not (except as permitted by the Indenture) transfer or otherwise dispose of, or create or incur or permit to be created or incurred any mortgage, lien, charge or encumbrance of any kind upon, the right, title and interest of Company in and to any of the Power Contracts or any other contracts for the purchase of power similar thereto (the “Future Power Contracts”), provided that the Company may nonetheless (a) contract for the resale of energy or capacity covered by such Power Contracts or Future Power Contracts to the extent not deemed necessary to its retail customers’ needs, (b) create or incur or permit to be created or incurred any mortgage, lien, charge or encumbrance of any kind upon the right, title and interest of the Company in and to any of such Power Contracts or Future Power Contracts to extent not deemed necessary to its retail customers’ needs, and (c) assign or otherwise transfer its rights to or interests in any Future Power Contracts to any subsidiary or affiliate of the Company. The Company may, in addition, without obtaining any consent or approval from you, such nominee or such holder, modify, amend, supplement, terminate or replace any of said Power Contracts or Future Power Contracts, provided that any modification, amendment or replacement of or supplement to any of the Power Contracts or the Future Power Contracts shall be deemed to be a Power Contract or a Future Power Contract, respectively, and subject to the provisions of the first sentence of this section 9.3.

9.4.  Denomination of Bonds. At any time on request by you, the Company will exchange any Bond or Bonds held by you for another Bond or other Bonds, in such denominations as you may request, equal in aggregate principal amount to the aggregate principal amount of the Bond or Bonds then held by you at such time and surrendered by you to the Company. Notwithstanding the preceding sentence, the Company shall have no obligation to issue, transfer, exchange or sell any Bond to you or any subsequent transferee in a principal amount that is less than $500,000, unless you are selling all of the Bonds then held by you.

9.5.  Proration, etc. The Company will not modify or alter or permit the modification or alteration of the provisions of Section 1.02(B) of the Eighteenth Supplemental Indenture, or your rights or the obligations of the Company and the Trustee thereunder, unless the Company has received your express written consent to such modification or alteration.

10.  Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all reasonable expenses in connection with such transactions and in connection with any amendments or waivers requested by the Company (whether or not the same become effective) under or in respect of this Agreement, the Indenture or the Bonds, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement, the Eighteenth Supplemental Indenture and the Bonds, of furnishing all opinions by counsel for the Company and all certificates on behalf of the Company, the cost of obtaining the private placement number from Standard & Poor’s Corporation and of the Company’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the fees and costs of the Trustee under the Indenture; (c) the cost of delivering to your principal or custodian bank, insured to your satisfaction, any Bonds sold to you hereunder and delivered to you in physical form and delivered in physical form upon any substitution or any exchange or transfer of the Bonds pursuant to the Indenture or section 14 and of your obtaining and delivering Bonds, insured to your satisfaction, upon any such substitution or exchange or transfer; (d) the fees and out-of-pocket costs of the Placement Agent, including the reasonable fees, expenses and disbursements of its counsel in connection with such transactions; (e) the reasonable fees, expenses and disbursements of your special counsel in connection with such transactions and any such amendments or waivers; (f) the reasonable out-of-pocket expenses incurred by you in connection with such transactions and any such amendments or waivers; (g) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Bonds, or by reason of being a holder of any Bond; and (h) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds. The Company also will pay, and will save you and each holder of any Bonds harmless from any and all liabilities with respect to any taxes (including interest and penalties, but excluding taxes based on or measured by your net income) which may be payable in respect of the execution and delivery of this Agreement, the Eighteenth Supplemental Indenture, the issue of the Bonds and any amendment or waiver requested by the Company under or in respect of this Agreement, the Indenture or the Bonds.

11.  Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by the Company in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the Eighteenth Supplemental Indenture, any investigation at any time made by you or on your behalf, the purchase of the Bonds by you under this Agreement and any disposition or payment of the Bonds. All statements contained in any certificate or other instrument delivered by the Company pursuant to this Agreement or in the Memorandum or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Company under this Agreement.

12.  Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by registered or certified mail, postage prepaid, addressed, (a) if to you, at the address set forth in Schedule A or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in section 9.1 with respect to payments on Bonds held by you or your nominee, or (b) if to any other holder of any Bond, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Bond who has furnished an address to the Company, or (c) if to the Company, at its address set forth at the beginning of this Agreement, to the attention of the General Counsel, or at such other address, or to the attention of such other officer, as the Company shall have furnished to you in writing.

13.  Substitution of Purchaser. You shall have the right to substitute any one of your “affiliates” (as defined in the Indenture) as the purchaser of the Bonds which you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such affiliate, shall contain such affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such affiliate of the accuracy with respect to it of the representations set forth in section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this section 13), such word shall be deemed to refer to such affiliate in lieu of you. In the event that such affiliate is so substituted as a purchaser hereunder and such affiliate thereafter transfers to you all of the Bonds then held by such affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this section 13), such word shall no longer be deemed to refer to such affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Bonds under this Agreement.

14.  Exchange of Bonds. The Company may require you, at the option and sole expense of the Company, to exchange any Bonds paid or redeemed in part for such denominations as you may request (subject to the provisions of section 9.4), of the appropriate aggregate unpaid principal amount, provided that the Company may require you to make such an exchange of partially paid or redeemed Bonds only if (i) Company desires to use Bond Credits (as defined in the Indenture) reflected by the portions of such Bonds that have been paid or redeemed as a basis for the issuance bonds under the Indenture, and (ii) the Trustee requires the exchange of such Bonds a condition to permitting the Company to use the Bond Credits reflected by the paid or redeemed portions of such Bonds as a basis for the issuance of other bonds.

15.  Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including any of Bonds acquired by you pursuant to this Agreement. Except as stated in section 11, this Agreement embodies the entire agreement and understanding between you and the Company and supercedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(Remainder of Page Intentionally Left Blank)

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

Very truly yours,

GREEN MOUNTAIN POWER CORPORATION

By: /s/Donald J. Rendall, Jr.
Name: Donald J. Rendall, Jr.
Title: Vice President, General Counsel and Secretary

The foregoing Agreement is hereby agreed to as of the date hereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: CIGNA Investments, Inc. (authorized agent)

By: /s/David M. Cass
Name: David M. Cass
Title: Managing Director

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

Very truly yours,

GREEN MOUNTAIN POWER CORPORATION

By: /s/Donald J. Rendall, Jr.
Name: Donald J. Rendall, Jr.
Title: Vice President, General Counsel and Secretary

The foregoing Agreement is hereby agreed to as of the date hereof.

HARTFORD LIFE INSURANCE COMPANY

By: Hartford Investment Management Company,

Its Agent and Attorney-in-Fact

By: /s/Ronald A. Mendel
Name: Ronald M. Mendel
Title: Managing Director

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name And Address Of Purchaser

Connecticut General Life Insurance Company
Nominee Name: CIG & Co.
c/o CIGNA Investments, Inc.
Attention: Fixed Income Securities, H16B
Hartford, CT 06103
Fax: 860-727-1904

Tax Identification No. 13-3574027
(1) All payments by wire transfer
of immediately available funds to:
J.P. Morgan Chase Bank
BNF=CIGNA Private Placements/AC=9009001802
ABA# 021000021

With each payment identified as follows:

Green Mountain Power Corporation
First Mortgage Bonds,
6.53% Series due August 1, 2036
PPN: 393154 AC 3
Principal or Interest

(2) Address for Notices Related to Payments:
CIG & Co.
c/o CIGNA Investments, Inc.
Attention: Fixed Income Securities, H16B
Hartford, CT 06103
Fax: 860-727-8024

with a copy to:
J.P. Morgan Chase Bank
14201 Dallas Parkway, 13th Floor
Dallas, TX 75254
Attention: Karen Mote, Mail Code 300-116
Fax: 469-477-1904

(3) Address for All Other Notices:
CIG & Co.
c/o CIGNA Investments, Inc.
Attention: Fixed Income Securities, H16B
Hartford, CT 06103
Fax: 860-727-1904
Principal Amount of Bonds to be Purchased At Initial Closing: $3,500,000 $2,000,000 At Second Closing: $6,500,000 $3,000,000	Purchase Price At Initial Closing: $3,500,000 $2,000,000 At Second Closing: $6,500,000 $3,000,000

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name And Address Of Purchaser

Hartford Life Insurance Company
Hartford Investment Management Company
c/o Investment Department-Private Placements
Regular Mailing Address:
P.O. Box 1744
Hartford, CT 06144-1744
Overnight Mailing Address:
55 Farmington Avenue
Hartford, CT 06105
Fax.: 860-297-8884

Tax Identification No. 06-0974148
(1) All payments by wire transfer
of immediately available funds to:
JP Morgan Chase
4 New York Plaza
New York, NY 10004
Bank ABA# 021000021
Chase NYC/Cust
A/C# 900-9-000200 for F/C/T
G10056-LC2
Attn: Bond Interest/Principal - Green Mountain Power Corp. - 6.53% Due August 2036
PPN # 393154 AC 3 Prin $______ Int $______
With each payment identified as follows:

Green Mountain Power Corporation
First Mortgage Bonds,
6.53% Series due August 1, 2036
PPN: 393154 AC 3
Principal or Interest

(2) Address for Notices Related to Payments:
Hartford Investment Management Company
c/o Portfolio Support
Regular Mailing Address:
P.O. Box 1744
Hartford, CT 06144-1744
Overnight Mailing Address:
55 Farmington Avenue
Hartford, CT 06105
Fax.: 860-297-8875/8876

(3) Address for All Other Notices:
Hartford Life Insurance Company
Hartford Investment Management Company
c/o Investment Department-Private Placements
Regular Mailing Address:
P.O. Box 1744
Hartford, CT 06144-1744
Overnight Mailing Address:
55 Farmington Avenue
Hartford, CT 06105
Fax.: 860-297-8884
Principal Amount of Bonds to be Purchased At Initial Closing: $5,500,000 At Second Closing: $5,000,000 $4,500,000	Purchase Price At Initial Closing: $5,500,000 At Second Closing: $5,000,000 $4,500,000

Exhibit A

[FORM OF EIGHTEENTH SUPPLEMENTAL INDENTURE]